Filed Pursuant to Rule 433

Registration No. 333-188191

Issuer Free Writing Prospectus dated February 2, 2015

Relating to Preliminary Prospectus Supplement dated February 2, 2015

APPLE INC.

FINAL PRICING TERM SHEET

Floating Rate Notes due 2020

Issuer:	Apple Inc.
Principal Amount:	$500,000,000
Maturity:	February 7, 2020
Spread to LIBOR:	+25 basis points
Designated LIBOR Page:	Reuters Page LIBOR 01
Index Maturity:	3 Months
Interest Reset Period:	Quarterly
Initial Interest Rate:	Three month LIBOR plus 25 bps, determined on the second London business day preceding to the scheduled closing date
Price to Public:	100.00%
Interest Payment Dates:	February 9, May 9, August 9, November 9, commencing May 9, 2015
Day Count Convention:	The actual number of days in an interest period and a 360-day year
Trade Date:	February 2, 2015
Settlement Date:	February 9, 2015 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
CUSIP/ISIN:	037833 AW0 / US037833AW07
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

1.55% Notes due 2020 (“2020 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,250,000,000
Maturity:	February 7, 2020
Coupon:	1.55%
Price to Public:	99.780%
Interest Payment Dates:	February 9 and August 9, commencing August 9, 2015
Day Count Convention:	30/360
Benchmark Treasury:	1.250% due January 31, 2020
Benchmark Treasury Yield:	1.176%
Spread to Benchmark Treasury:	42 basis points
Yield:	1.596%
Redemption:	The 2020 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2020 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2020 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.
Trade Date:	February 2, 2015
Settlement Date:	February 9, 2015 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
CUSIP/ISIN:	037833 AX8 / US037833AX89
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

2.15% Notes due 2022 (“2022 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,250,000,000
Maturity:	February 9, 2022
Coupon:	2.15%
Price to Public:	99.981%
Interest Payment Dates:	February 9 and August 9, commencing August 9, 2015
Day Count Convention:	30/360
Benchmark Treasury:	1.500% due January 31, 2022
Benchmark Treasury Yield:	1.483%
Spread to Benchmark Treasury:	67 basis points
Yield:	2.153%
Redemption:	The 2022 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2022 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2022 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.
Trade Date:	February 2, 2015
Settlement Date:	February 9, 2015 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
CUSIP/ISIN:	037833 AY6 / US037833AY62
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

2.50% Notes due 2025 (“2025 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,500,000,000
Maturity:	February 9, 2025
Coupon:	2.50%
Price to Public:	99.859%
Interest Payment Dates:	February 9 and August 9, commencing August 9, 2015
Day Count Convention:	30/360
Benchmark Treasury:	2.250% due November 15, 2024
Benchmark Treasury Yield:	1.666%
Spread to Benchmark Treasury:	85 basis points
Yield:	2.516%
Redemption:	The 2025 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2025 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2025 Fixed Rate Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.
Trade Date:	February 2, 2015
Settlement Date:	February 9, 2015 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
CUSIP/ISIN:	037833 AZ3 / US037833AZ38
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

3.45% Notes due 2045 (“2045 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$2,000,000,000
Maturity:	February 9, 2045
Coupon:	3.45%
Price to Public:	99.113%
Interest Payment Dates:	February 9 and August 9, commencing August 9, 2015
Day Count Convention:	30/360
Benchmark Treasury:	3.125% due August 15, 2044
Benchmark Treasury Yield:	2.248%
Spread to Benchmark Treasury:	125 basis points
Yield:	3.498%
Redemption:	The 2045 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2045 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2045 Fixed Rate Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.
Trade Date:	February 2, 2015
Settlement Date:	February 9, 2015 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof
Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
CUSIP/ISIN:	037833 BA7 / US037833BA77
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactUs.cfm.

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